Exhibit 99.1

Xplore Reports Fiscal Third Quarter Results

Nine Months Revenue Up 40 Percent Year-Over-Year

AUSTIN, Texas – February 11, 2013 – Xplore Technologies Corp. (NASDAQ: XPLR; www.xploretech.com) today reported its results for the third quarter of its fiscal year 2013. For the three months ended December 31, 2012, Xplore reported revenue of $5,927,000 compared to $8,918,000 for the three months ended December 31, 2011, a decrease of $2,991,000 or approximately 34 percent. For the nine months ended December 31, 2012, revenue was $23,350,000 compared to the nine months ended December 31, 2011 revenue of $16,696,000, an increase of $6,654,000, or approximately 40 percent.

The company received its first significant orders from the medical device and U.S. military markets during the third quarter. As reported in December, the U.S. military ordered over 900 of the company's iX104C5M rugged Windows tablets.

“We continue to see a significant increase in sales opportunities across markets, including military, government, manufacturing and energy,” said Mark Holleran, President and Chief Operating Officer of Xplore. “While we may experience some variability in our quarterly operating results due to the timing of the deployment of large projects, we expect our year-over-year business to grow, as reflected by our fiscal year-to-date revenue numbers.”

“We successfully completed our public offering of common stock for gross proceeds of $10 million, as well as the recapitalization of our preferred stock, which strengthened our balance sheet,” said Philip S. Sassower, Chairman and Chief Executive Officer of Xplore. “We have implemented a plan to broaden our addressable rugged tablet market with the development of several new product offerings, in addition to increasing awareness by expanding our marketing activities and sales reach, as evidenced by our recently announced relationship with Waggener Edstrom Worldwide.”

The company’s operating expenses were $2,682,000 and $7,104,000 for the three and nine months, respectively, ended December 31, 2012 compared to $2,377,000 and $6,588,000 for the three and nine months, respectively, ended December 31, 2011. The increases were primarily attributable to planned investments in sales and marketing and the development of several new products.

Xplore reported a net loss for the three months ended December 31, 2012 of $626,000 compared to a net income of $284,000 for the three months ended December 31, 2011, and net income for the nine months ended December 31, 2012 of $470,000 compared to a net loss of $1,848,000 for the nine months ended December 31, 2011.

About Xplore Technologies®

Xplore Technologies Corp. has been a leading global provider of truly rugged tablets since 1998. With nearly 90,000 deployments, Xplore tablets are among the most powerful and longest lasting in their class, withstand nearly any hazardous condition or environmental extreme, and feature competitive pricing and significant ROI. The company's products are sold on a global basis, with channel partners in the United States, Canada, Europe and Asia Pacific. Xplore Technologies’ tablets are deployed across a variety of industries and sectors, such as energy, military operations, manufacturing, distribution, public services, public safety, government, and other areas with hazardous work conditions. For more information, visit the Xplore Technologies website at www.xploretech.com.

14000 Summit Drive, Suite 900

Austin, TX United States 78728

Tel: (512) 336-7797 ● Fax: (512) 336-7791
1-888-44-XPLORE

www.xploretech.com

Exhibit 99.1

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward looking statements.

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Contact Information:

Media Inquiries:	Investor Contact:
Erika Gonzalez, Waggener Edstrom Worldwide	BPC Financial Marketing
(512) 527-7039	John Baldissera
egonzalez@waggeneredstrom.com	800-368-1217

14000 Summit Drive, Suite 900

Austin, TX United States 78728

Tel: (512) 336-7797 ● Fax: (512) 336-7791
1-888-44-XPLORE

www.xploretech.com